UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2019

ENDOLOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2 Musick, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 595-7200

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                       Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Compensation Committee of the Board of Directors (the “Compensation Committee”) of Endologix, Inc. (the “Company”) approved certain changes to the Company’s compensation arrangement with John Onopchenko, the Company’s Chief Executive Officer (“Executive”), conditioned upon the offer of such compensation being presented to Executive on February 13, 2019, which date was deemed the date of approval of such changes (the “Grant Date”).
Subject to the terms of Executive’s employment agreement with the Company, the approved changes to Executive’s compensation arrangement, effective as of the Grant Date unless otherwise specified, are as follows:

•	Executive’s base salary has been increased from $600,000 to $640,000, effective January 1, 2019;

•	Executive will receive a $100,000 cash bonus award related to Executive’s performance for fiscal year 2018, to be paid out immediately;

•
Executive will receive a cash bonus award for fiscal year 2019 equal to 100% of Executive’s base salary, for retention purposes during a period of significant management transition and critical business plan implementation; and

•
Executive will receive 400,000 incentive stock options exercisable for shares of the Company’s Common Stock, which will have a fair market value equal to the closing price of the Company’s Common Stock on the Nasdaq Global Market on the Grant Date, and will vest over three years, with one third (1/3) of the options vesting on February 13, 2020, and the remaining options vesting in twenty-four (24) equal monthly installments thereafter, subject to Executive’s continued employment with the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

Date: February 20, 2019	/s/ Vaseem Mahboob
Vaseem Mahboob
Chief Financial Officer